FOR IMMEDIATE RELEASE

Alpha Announces Second Quarter 2024 Financial Results

•Reports second quarter net income of $58.9 million, or $4.49 per diluted share
•Generates Adjusted EBITDA of $116.0 million for the quarter
•Increases quarter-over-quarter total liquidity by nearly 25% or $68.6 million

BRISTOL, Tenn., August 5, 2024 - Alpha Metallurgical Resources, Inc. (NYSE: AMR), a leading U.S. supplier of metallurgical products for the steel industry, today reported financial results for the second quarter ending June 30, 2024.

	(millions, except per share)
	Three months ended
	June 30, 2024	Mar. 31, 2024	June 30, 2023
Net income	$58.9	$127.0	$181.4
Net income per diluted share	$4.49	$9.59	$12.16
Adjusted EBITDA(1)	$116.0	$189.6	$258.5
Operating cash flow	$138.1	$196.1	$317.2
Capital expenditures	($61.1)	($63.6)	($54.9)
Tons of coal sold	4.6	4.4	4.3
__________________________________
1. These are non-GAAP financial measures. A reconciliation of Net Income to Adjusted EBITDA is included in tables accompanying the financial schedules.

"As we discussed in our first quarter reporting disclosures, weakening steel demand has negatively impacted metallurgical coal markets," said Andy Eidson, Alpha's chief executive officer. "Waning demand, coupled with significant geopolitical uncertainty across the world, brought about the expected market challenges we faced in Q2 that have intensified in Q3. Despite these external circumstances, the Alpha team performed well within the areas we can control, hitting ambitious shipping milestones, producing well, and most of all, operating safely throughout the quarter."

Financial Performance

Alpha reported net income of $58.9 million, or $4.49 per diluted share, for the second quarter 2024, as compared to net income of $127.0 million, or $9.59 per diluted share, in the first quarter.

Total Adjusted EBITDA was $116.0 million for the second quarter, compared to $189.6 million in the first quarter.

Coal Revenues

	(millions)
	Three months ended
	June 30, 2024	Mar. 31, 2024
Met Segment	$800.1	$861.3

Met Segment (excl. freight & handling)(1)	$645.7	$727.6

Tons Sold	(millions)
	Three months ended
	June 30, 2024	Mar. 31, 2024
Met Segment	4.6	4.4
__________________________________
1. Represents Non-GAAP coal revenues which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Coal Sales Realization(1)

	(per ton)
	Three months ended
	June 30, 2024	Mar. 31, 2024
Met Segment	$141.86	$166.68
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Second quarter net realized pricing for the Met segment was $141.86 per ton.

The table below provides a breakdown of our Met segment coal sold in the second quarter by pricing mechanism.

	(in millions, except per ton data)
Met Segment Sales	Three months ended June 30, 2024
	Tons Sold	Coal Revenues	Realization/ton(1)	% of Met Tons Sold
Export - Other Pricing Mechanisms	2.1	$282.3	$135.47	49%
Domestic	0.9	$142.4	$159.25	20%
Export - Australian Indexed	1.3	$201.0	$153.52	31%
Total Met Coal Revenues	4.3	$625.6	$145.94	100%
Thermal Coal Revenues	0.3	$20.1	$75.82
Total Met Segment Coal Revenues (excl. freight & handling)(1)	4.6	$645.7	$141.86
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Cost of Coal Sales

	(in millions, except per ton data)
	Three months ended
	June 30, 2024	Mar. 31, 2024
Met Segment	$663.8	$648.3
Met Segment (excl. freight & handling/idle)(1)	$497.6	$504.8

(per ton)
Met Segment(1)	$109.31	$115.65

__________________________________
1. Represents Non-GAAP cost of coal sales and Non-GAAP cost of coal sales per ton which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Alpha's Met segment cost of coal sales decreased to an average of $109.31 per ton in the second quarter, compared to $115.65 per ton in the first quarter. The primary drivers of the cost reduction were lower sales-related costs, as a result of softening coal prices, and a reduction in third-party purchased coal costs in the quarter.

Liquidity and Capital Resources

Cash provided by operating activities in the second quarter decreased to $138.1 million as compared to $196.1 million in the first quarter. Capital expenditures for the second quarter were $61.1 million compared to $63.6 million for the first quarter.

As of June 30, 2024, the company had total liquidity of $356.7 million, including cash and cash equivalents of $336.1 million and $95.6 million of unused availability under the ABL, partially offset by a minimum required liquidity of $75.0 million as required by the ABL. Total liquidity increased by $68.6 million relative to the first quarter. As of June 30, 2024, the company had no borrowings and $59.4 million in letters of credit outstanding under the ABL. Total long-term debt, including the current portion of long-term debt as of June 30, 2024, was $8.6 million.

Share Repurchase Program

As previously announced, Alpha's board of directors authorized a share repurchase program allowing for the expenditure of up to $1.5 billion for the repurchase of the company's common stock. As of July 31, 2024, the company has acquired approximately 6.6 million shares of common stock at a cost of approximately $1.1 billion, or approximately $165.74 per share. The number of common stock shares outstanding as of July 31, 2024 was 13,016,010. The outstanding share count does not include the potentially dilutive effect of unvested equity awards.

The timing and amount of share repurchases will continue to be determined by the company's management based on its evaluation of market conditions, the trading price of the stock, applicable legal requirements, compliance with the provisions of the company's debt agreements, and other factors.

2024 Performance Update

As of July 24, 2024, at the midpoint of guidance, Alpha has committed and priced approximately 71% of its metallurgical coal for 2024 at an average price of $157.97 per ton and 100% of thermal coal for the year at an average expected price of $75.96 per ton.

	2024 Guidance
in millions of tons	Low	High
Metallurgical	15.5	16.5
Thermal	0.9	1.3
Met Segment - Total Shipments	16.4	17.8

Committed/Priced[1,2,3]	Committed	Average Price
Metallurgical - Domestic		$161.38
Metallurgical - Export		$156.05
Metallurgical Total	71%	$157.97
Thermal	100%	$75.96
Met Segment	73%	$150.36

Committed/Unpriced[1,3]	Committed
Metallurgical Total	29%
Thermal	—%
Met Segment	27%

Costs per ton[4]	Low	High
Met Segment	$110.00	$116.00

In millions (except taxes)	Low	High
SG&A5	$60	$66
Idle Operations Expense	$25	$33
Net Cash Interest Income	$2	$8
DD&A	$140	$160
Capital Expenditures	$210	$240
Capital Contributions to Equity Affiliates[6]	$40	$50
Tax Rate	10%	15%
Notes:
1.Based on committed and priced coal shipments as of July 24, 2024. Committed percentage based on the midpoint of shipment guidance range.
2.Actual average per-ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per-ton realizations.
3.Includes estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.
4.Note: The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP cost of coal sales per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include freight and handling costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts freight and handling costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. These amounts have varied historically and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results.
5.Excludes expenses related to non-cash stock compensation and non-recurring expenses.
6.Includes contributions to fund normal operations at our DTA export facility and expected capital investments related to the facility upgrades.

Conference Call
The company plans to hold a conference call regarding its second quarter results on August 5, 2024, at 10:00 a.m. Eastern time. The conference call will be available live on the investor section of the company’s website at https://alphametresources.com/investors. Analysts who would like to participate in the conference call should dial 877-407-0832 (domestic toll-free) or 201-689-8433 (international) approximately 15 minutes prior to start time.

About Alpha Metallurgical Resources

Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur. See Alpha’s filings with the U.S. Securities and Exchange Commission for more information.

FINANCIAL TABLES FOLLOW

Non-GAAP Financial Measures

The discussion below contains “non-GAAP financial measures.” These are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP” or “GAAP”). Specifically, we make use of the non-GAAP financial measures “Adjusted EBITDA,” “non-GAAP coal revenues,” “non-GAAP cost of coal sales,” and “non-GAAP coal margin.” We use Adjusted EBITDA to measure the operating performance of our segments and allocate resources to the segments. Adjusted EBITDA does not purport to be an alternative to net income as a measure of operating performance or any other measure of operating results, financial performance, or liquidity presented in accordance with GAAP. Moreover, this measure is not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is presented because management believes it is a useful indicator of the financial performance of our coal operations. We use non-GAAP coal revenues to present coal revenues generated, excluding freight and handling fulfillment revenues. Non-GAAP coal sales realization per ton for our operations is calculated as non-GAAP coal revenues divided by tons sold. We use non-GAAP cost of coal sales to adjust cost of coal sales to remove freight and handling costs, depreciation, depletion and amortization - production (excluding the depreciation, depletion and amortization related to selling, general and administrative functions), accretion on asset retirement obligations, amortization of acquired intangibles, net, and idled and closed mine costs. Non-GAAP cost of coal sales per ton for our operations is calculated as non-GAAP cost of coal sales divided by tons sold. Non-GAAP coal margin per ton for our coal operations is calculated as non-GAAP coal sales realization per ton for our coal operations less non-GAAP cost of coal sales per ton for our coal operations. The presentation of these measures should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends and to adjust for items that may not reflect the trend of future results by excluding transactions that are not indicative of our core operating performance. Furthermore, analogous measures are used by industry analysts to evaluate the Company’s operating performance. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, capital investments and other factors.

Included below are reconciliations of non-GAAP financial measures to GAAP financial measures. For comparability purposes, certain immaterial segment information for the three and six months ended June 30, 2023 have been recast to conform to the current year presentation.

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Coal revenues	$800,130	$853,807	$1,661,413	$1,760,505
Other revenues	3,839	4,564	6,628	9,101
Total revenues	803,969	858,371	1,668,041	1,769,606
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	663,809	583,514	1,312,122	1,122,651
Depreciation, depletion and amortization	43,380	32,226	84,081	61,649
Accretion on asset retirement obligations	6,257	6,376	12,400	12,753
Amortization of acquired intangibles, net	1,675	2,192	3,350	4,389
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	18,805	17,506	41,182	38,198
Other operating (income) loss	(633)	(1,546)	2,352	(2,638)
Total costs and expenses	733,293	640,268	1,455,487	1,237,002
Income from operations	70,676	218,103	212,554	532,604
Other (expense) income:
Interest expense	(1,101)	(1,856)	(2,187)	(3,576)
Interest income	4,140	2,754	8,111	4,272
Equity loss in affiliates	(5,917)	(3,174)	(7,557)	(4,922)
Miscellaneous expense, net	(3,611)	(874)	(5,574)	(243)
Total other expense, net	(6,489)	(3,150)	(7,207)	(4,469)
Income before income taxes	64,187	214,953	205,347	528,135
Income tax expense	(5,278)	(33,598)	(19,443)	(76,009)
Net income	$58,909	$181,355	$185,904	$452,126

Basic income per common share	$4.53	$12.63	$14.29	$30.52
Diluted income per common share	$4.49	$12.16	$14.11	$29.34

Weighted average shares – basic	13,013,684	14,362,072	13,007,905	14,814,099
Weighted average shares – diluted	13,111,010	14,910,633	13,173,803	15,410,994

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$336,148	$268,207
Trade accounts receivable, net of allowance for credit losses of $291 and $234 as of June 30, 2024 and December 31, 2023, respectively	505,094	509,682
Inventories, net	221,815	231,344
Prepaid expenses and other current assets	32,866	39,064
Total current assets	1,095,923	1,048,297
Property, plant, and equipment, net of accumulated depreciation and amortization of $621,187 and $558,905 as of June 30, 2024 and December 31, 2023, respectively	626,380	588,992
Owned and leased mineral rights, net of accumulated depletion and amortization of $113,757 and $99,826 as of June 30, 2024 and December 31, 2023, respectively	448,138	451,160
Other acquired intangibles, net of accumulated amortization of $41,893 and $38,543 as of June 30, 2024 and December 31, 2023, respectively	43,229	46,579
Long-term restricted investments	42,196	40,597
Long-term restricted cash	119,107	115,918
Deferred income taxes	8,627	8,028
Other non-current assets	109,352	106,486
Total assets	$2,492,952	$2,406,057
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$3,263	$3,582
Trade accounts payable	122,522	128,836
Accrued expenses and other current liabilities	182,869	177,512
Total current liabilities	308,654	309,930
Long-term debt	5,301	6,792
Workers’ compensation and black lung obligations	183,325	189,226
Pension obligations	111,290	101,908
Asset retirement obligations	175,814	166,509
Deferred income taxes	43,877	39,142
Other non-current liabilities	21,121	18,622
Total liabilities	849,382	832,129
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - par value $0.01, 5,000,000 shares authorized, none issued	—	—
Common stock - par value $0.01, 50,000,000 shares authorized, 22,382,945 issued and 13,016,010 outstanding at June 30, 2024 and 22,058,135 issued and 12,938,679 outstanding at December 31, 2023	224	221
Additional paid-in capital	833,790	834,482
Accumulated other comprehensive loss	(48,320)	(40,587)
Treasury stock, at cost: 9,366,935 shares at June 30, 2024 and 9,119,456 shares at December 31, 2023	(1,296,916)	(1,189,715)
Retained earnings	2,154,792	1,969,527
Total stockholders’ equity	1,643,570	1,573,928
Total liabilities and stockholders’ equity	$2,492,952	$2,406,057

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)

	Six Months Ended June 30,
	2024	2023
Operating activities:
Net income	$185,904	$452,126
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	84,081	61,649
Amortization of acquired intangibles, net	3,350	4,389
Amortization of debt issuance costs and accretion of debt discount	559	1,060
Gain on disposal of assets	(321)	(5,578)
Accretion on asset retirement obligations	12,400	12,753
Employee benefit plans, net	9,592	6,463
Deferred income taxes	6,341	25,440
Stock-based compensation	6,304	6,679
Equity loss in affiliates	7,557	4,922
Other, net	(516)	(66)
Changes in operating assets and liabilities	18,948	(75,231)
Net cash provided by operating activities	334,199	494,606
Investing activities:
Capital expenditures	(124,718)	(129,111)
Proceeds on disposal of assets	594	6,839
Cash paid for business acquired	—	(11,919)
Purchases of investment securities	(26,940)	(158,835)
Sales and maturities of investment securities	26,179	236,650
Capital contributions to equity affiliates	(15,659)	(14,943)
Other, net	13	18
Net cash used in investing activities	(140,531)	(71,301)
Financing activities:
Principal repayments of long-term debt	(1,191)	(1,050)
Dividend and dividend equivalents paid	(3,077)	(92,649)
Common stock repurchases and related expenses	(117,648)	(301,201)
Other, net	(622)	(100)
Net cash used in financing activities	(122,538)	(395,000)
Net increase in cash and cash equivalents and restricted cash	71,130	28,305
Cash and cash equivalents and restricted cash at beginning of period	384,125	355,394
Cash and cash equivalents and restricted cash at end of period	$455,255	$383,699

Supplemental disclosure of noncash investing and financing activities:
Financing leases and capital financing - equipment	$1	$1,994
Accrued capital expenditures	$6,379	$13,948
Accrued common stock repurchases and stock repurchase excise tax	$4,652	$6,642
Accrued dividend payable	$424	$9,541

The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows.

	As of June 30,
	2024	2023
Cash and cash equivalents	$336,148	$312,400
Long-term restricted cash	119,107	71,299
Total cash and cash equivalents and restricted cash shown in the Condensed Consolidated Statements of Cash Flows	$455,255	$383,699

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(Amounts in thousands)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2024	March 31, 2024	June 30, 2023	2024	2023
Net income	$58,909	$126,995	$181,355	$185,904	$452,126
Interest expense	1,101	1,086	1,856	2,187	3,576
Interest income	(4,140)	(3,971)	(2,754)	(8,111)	(4,272)
Income tax expense	5,278	14,165	33,598	19,443	76,009
Depreciation, depletion and amortization	43,380	40,701	32,226	84,081	61,649
Non-cash stock compensation expense	3,535	2,769	3,645	6,304	6,679
Accretion on asset retirement obligations	6,257	6,143	6,376	12,400	12,753
Amortization of acquired intangibles, net	1,675	1,675	2,192	3,350	4,389
Adjusted EBITDA	$115,995	$189,563	$258,494	$305,558	$612,909

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS

	Three Months Ended
(In thousands, except for per ton data)	June 30, 2024	March 31, 2024	June 30, 2023
Coal revenues	$800,130	$861,283	$853,807
Coal revenues - All Other	—	—	(19,833)
Coal revenues - Met	800,130	861,283	833,974
Less: Freight and handling fulfillment revenues	(154,402)	(133,724)	(118,222)
Non-GAAP Coal revenues - Met	$645,728	$727,559	$715,752
Non-GAAP Coal sales realization per ton - Met	$141.86	$166.68	$172.51

Cost of coal sales (exclusive of items shown separately below)	$663,809	$648,313	$583,514
Depreciation, depletion and amortization - production (1)	43,076	40,396	31,936
Accretion on asset retirement obligations	6,257	6,143	6,376
Amortization of acquired intangibles, net	1,675	1,675	2,192
Total Cost of coal sales	714,817	696,527	624,018
Total Cost of coal sales - All Other	—	—	(21,900)
Total Cost of coal sales - Met	714,817	696,527	602,118
Less: Freight and handling costs - Met	(154,402)	(133,724)	(118,222)
Less: Depreciation, depletion and amortization - production - Met (1)	(43,076)	(40,396)	(31,649)
Less: Accretion on asset retirement obligations - Met	(6,257)	(6,143)	(3,721)
Less: Amortization of acquired intangibles, net - Met	(1,675)	(1,675)	(2,192)
Less: Idled and closed mine costs - Met	(11,818)	(9,775)	(5,083)
Non-GAAP Cost of coal sales - Met	$497,589	$504,814	$441,251
Non-GAAP Cost of coal sales per ton - Met	$109.31	$115.65	$106.35

GAAP Coal margin - Met	$85,313	$164,756	$231,856
GAAP Coal margin per ton - Met	$18.74	$37.74	$55.88

Non GAAP Coal margin - Met	$148,139	$222,745	$274,501
Non GAAP Coal margin per ton - Met	$32.54	$51.03	$66.16

Tons sold - Met	4,552	4,365	4,149
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Six Months Ended
	June 30, 2024	June 30, 2023
Coal revenues	$1,661,413	$1,760,505
Coal revenues - All Other	—	(39,524)
Coal revenues - Met	1,661,413	1,720,981
Less: Freight and handling fulfillment revenues	(288,126)	(224,474)
Non-GAAP Coal revenues - Met	$1,373,287	$1,496,507
Non-GAAP Coal sales realization per ton - Met	$154.01	$189.77

Cost of coal sales (exclusive of items shown separately below)	$1,312,122	$1,122,651
Depreciation, depletion and amortization - production (1)	83,472	61,073
Accretion on asset retirement obligations	12,400	12,753
Amortization of acquired intangibles, net	3,350	4,389
Total Cost of coal sales	1,411,344	1,200,866
Total Cost of coal sales - All Other	—	(39,821)
Total Cost of coal sales - Met	1,411,344	1,161,045
Less: Freight and handling costs - Met	(288,126)	(224,474)
Less: Depreciation, depletion and amortization - production - Met (1)	(83,472)	(60,528)
Less: Accretion on asset retirement obligations - Met	(12,400)	(7,443)
Less: Amortization of acquired intangibles, net - Met	(3,350)	(4,389)
Less: Idled and closed mine costs - Met	(21,593)	(9,792)
Non-GAAP Cost of coal sales - Met	$1,002,403	$854,419
Non-GAAP Cost of coal sales per ton - Met	$112.41	$108.35

GAAP Coal margin - Met	$250,069	$559,936
GAAP Coal margin per ton - Met	$28.04	$71.00

Non GAAP Coal margin - Met	$370,884	$642,088
Non GAAP Coal margin per ton - Met	$41.59	$81.42

Tons sold - Met	8,917	7,886
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended June 30, 2024
(In thousands, except for per ton data)	Tons Sold	Coal Revenues	Non-GAAP Coal sales realization per ton	% of Met Tons Sold
Export - other pricing mechanisms	2,084	$282,310	$135.47	49%
Domestic	894	142,373	$159.25	20%
Export - Australian indexed	1,309	200,952	$153.52	31%
Total Met segment - met coal	4,287	625,635	$145.94	100%
Met segment - thermal coal	265	20,093	$75.82
Non-GAAP Coal revenues	4,552	645,728	$141.86
Add: Freight and handling fulfillment revenues	—	154,402
Coal revenues	4,552	$800,130